POWER OF ATTORNEY


     The undersigned hereby authorizes and designates each of J. D. Garraux, R. M. Stanton, C. D. Mallick, and J. J. Moran
(the "Attorneys") as his or her fully authorized attorney for the purpose of signing and filing on behalf of the undersigned all forms which are permitted or required to be filed pursuant to
Section 16 of the Securities Exchange Act of 1934 (the "Forms") concerning the undersigned's interest in securities of United States Steel Corporation ("USS") and/or the undersigned's status with respect to USS. This Power of Attorney authorizes each of the Attorneys to sign and file the forms on behalf of the undersigned from the date hereof until the undersigned ceases to be subject to
Section 16 of the Securities Exchange Act of 1934 by virtue of having been a director or officer of USS.


                                /s/ Murry S. Gerber
                                ___________________

Date:  08/02/2012